EXHIBIT 99.1

                 PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact: John E. Anderson
         Chief Executive Officer                     904/396-5733, Ext. 101



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2007.

Jacksonville, Florida; February 1, 2007 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $2,160,000 or $0.69 per diluted share in the first quarter of fiscal 2007, an increase of $262,000 or 13.8% compared to $1,898,000 or $0.62 per diluted share in the same period last year.

First Quarter Operating Results. For the first quarter of fiscal 2007, consolidated revenues were $37,124,000, an increase of $1,701,000 or 4.8% over the same quarter last year.

Transportation segment revenues were $31,724,000 in the first quarter of 2007 an increase of $1,424,000 over the same quarter last year. Fuel surcharge revenue decreased $503,000 primarily due to lower fuel costs per gallon. Excluding fuel surcharges, revenue per mile was the same for both quarters reflecting a developing trend of decreased freight demand, corresponding pricing softness from the downturn in housing and attendant lower demand for construction materials. Revenue miles in the current quarter were up 7.1% compared to the first quarter of 2006 primarily from improved driver manning and higher tractor count.

Real Estate segment revenues for the first quarter of fiscal 2007 were $5,400,000, an increase of $277,000 or 5.4% over the same quarter last year. Lease revenue from developed properties increased $254,000 or 7.2%, due to an increase in occupied square footage along with higher rental rates on new leases. Royalties from mining operations increased $23,000 as a result of increased royalties per ton.

Consolidated gross profit was $7,459,000 in the first quarter of fiscal 2007 compared to $6,782,000 in the same period last year, an increase of
10.0%. Gross profit in the transportation segment increased $419,000 or 10.0%, primarily due to the recovery of insurance costs of $357,000 from prior years. Gross profit in the real estate segment increased $258,000 or 9.9% from the first quarter 2006, due to the increased revenues partially offset by costs associated with increased square footage leased, increased staffing and professional fees to facilitate continuing portfolio expansion.

Selling, general and administrative expenses increased $249,000 over the same quarter last year. The increase included $63,000 from stock compensation expense as required by SFAS 123R, $69,000 of audit fees and Sarbanes-Oxley compliance work and $52,000 in salaries and benefits. SG&A expense was 8.2% of revenue for the first quarter of fiscal 2007 compared to 7.9% for the same period last year.


                                 Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Summary  and  Outlook.  The Company's real estate development  business has benefited from active inquiry from prospective tenants for its warehouse-office product and corresponding favorable occupancy rates. The Company continues to explore opportunities for development of various properties owned by the Company, including certain properties leased by the Company to Florida Rock Industries, Inc.

Despite favorable first quarter results that were assisted by an insurance recovery, the transportation segment faces negative industry trends due to poor freight demand, utilization disruption and pricing softness resulting from the housing downturn that pose significant profitability challenges.


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities;
ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling mainly construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty lease agreements or held for investment.


                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
                (In thousands except per share amounts)

                                                  Three Months
                                                     Ended
                                                  December 31
                                                2006       2005
                                                ----       ----
            Revenues                        $ 37,124     35,423
            Gross profit                    $  7,459      6,782
            Income before income taxes      $  3,542      3,061
            Net income                      $  2,160      1,898
            Earnings per common share:
                                   Basic    $   0.72       0.64
                                   Diluted  $   0.69       0.62
            Weighted average common shares
              outstanding:
              Basic                            2,997      2,965
              Diluted                          3,109      3,066


                               Continued

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               PATRIOT TRANSPORTATION HOLDING, INC.
               Condensed Balance Sheets (unaudited)
                      (Amounts in thousands)
                                         December 31,   September 30,
                                             2006           2006
                                         ------------   -------------
Cash and cash equivalents                $       576    $         154
Accounts receivable, net                      11,584           11,761
Other current assets                           6,767            5,497
Property, plant and equipment, net           192,298          192,073
Investment  in  Brooksville  Joint Venture     5,665                -
Other non-current assets                       9,836            9,730
                                         -----------    -------------
             Total Assets                $   226,726    $     219,215
                                         ===========    =============

Current liabilities                      $    18,474    $      18,192
Long-term debt (excluding current
  maturities)                                 65,114           60,548
Deferred income taxes                         14,992           14,968
Other non-current liabilities                  7,529            7,455
Shareholders' equity                         120,617          118,052
                                         -----------    -------------
            Total Liabilities and
              Shareholders' Equity       $   226,726    $     219,215
                                         ===========    =============



                 PATRIOT TRANSPORTATION HOLDING, INC.
                     Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                            Three Months
                                               Ended
                                            December 31
                                         2006        2005
                                         ----        ----
             Transportation Revenues    $31,724      30,300
             Real Estate Revenues         5,400       5,123
                                        -------      ------
                Total Revenues         $ 37,124      35,423
                                       ========      ======

             Transportation
               Operating Profit           2,412       1,971
             Real Estate
               Operating Profit           2,864       2,606
                Corporate Expenses         (875)       (604)
                                        --------     -------
               Total Operating Profit  $   4,401      3,973
                                       =========     =======

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